PRESS RELEASE

FOR IMMEDIATE RELEASE

Fair, Isaac and Company, Inc.
120 North Redwood Drive
San Rafael, CA 94903-1996
415 472 2211 phone
415 492 9381 fax


                                                              [Fair, Isaac Logo]

NEWS FROM FAIR, ISAAC                                           NYSE SYMBOL: FIC
FOR IMMEDIATE RELEASE                                Contact: Peter L. McCorkell
                                                                  (415) 472-2211

              Fair, Isaac Expects Higher Revenue But Flat Earnings

December 16, 1997


San Rafael, Calif.--Fair, Isaac and Company, Inc. (NYSE: FIC) today announced that, while it expects healthy revenue growth in the quarter ending December 31, 1997, compared with the same period a year ago, the company anticipates that its operating margin will be lower than in the December 1996 quarter. President and CEO Larry E. Rosenberger said he believes the percentage growth in revenues for the quarter, over the same period a year ago, will be in the "mid-twenties" but that the company's operating expenses are growing even faster. As a result, the company expects that operating income and earnings per share for the current quarter will be approximately even with the same quarter a year ago.

Rosenberger noted, "A number of factors are putting pressure on our operating margin right now. Our internal forecast had called for even higher revenue growth early in the 1998 fiscal year, so we authorized hiring and other expenditures accordingly. However, the continuing wave of bank mergers has resulted in the cancellation of some orders and has delayed other projects. In addition, the internal systems staffs of many of our clients are preoccupied by `Year 2000' issues and are thus unable to provide the assistance we need to complete--and sometimes to start--our work. Finally, we remain constrained by staffing shortages in certain areas.

"On the expense side, some units are still finding it necessary to use expensive contract labor to meet current demand from our clients while keeping the development of new products on schedule. While we have made some progress in recent months in recruiting additional permanent staff, it takes some time to get newly hired employees to the point where they are fully productive. We have also chosen to expend resources in pursuing new product and market development opportunities which we believe have great future potential--but which are not yet producing revenue."

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Mr.  Rosenberger  concluded  by  saying,  "Fundamentally,  the  demand for Fair,
Isaac's products and services remains strong. The current margin squeeze is mostly a case of 'growing pains', and we believe it will be temporary. Where we can cut costs without sacrificing long-term growth and profitability we will do so, but we are determined to manage the company for the long haul rather than just quarter-to-quarter results."

Since 1956, Fair, Isaac has helped businesses maximize the value of data for strategic decision making. The company pioneered the commercial development of empirically derived predictive models for the credit industry and popularized their use in lending decisions. Today, Fair, Isaac and its subsidiaries provide data-driven decision control solutions to a variety of industries, worldwide, including financial services, direct marketing, personal lines insurance, retail, health care, and telecommunications. Primary areas of focus include customer and operational data management and modeling, information analysis, strategy design, and software. Headquartered in San Rafael, California, Fair, Isaac employs over 1,200 people and has offices throughout the United States and Europe as well as in Canada, Mexico, South Africa, and Japan. For the fiscal year ended September 30, 1997, the Company reported net income of $20.7 million ($1.46 per share) on revenues of $199.0 million.

This press release contains certain forward-looking statements regarding events and trends that may affect the Company's future results. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. Such factors include, but are not limited to, the
Company's ability to recruit and maintain key technical and managerial personnel, the maintenance of its existing relationships with key alliance partners, its ability to continue to develop new and enhanced products and services, competition, market demand and other factors described in the Company's annual and quarterly reports to stockholders and its annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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